Exhibit 99.1

Press Release
CONTACT:
Henry A. Diamond
Group Vice President
Investor Relations and Corporate Finance
+1 203 316 3399
henry.diamond@gartner.com
Gartner Reports Financial Results for Second Quarter 2009
EPS from Continuing Operations were $0.18
Company Reiterated Its 2009 Financial Outlook
STAMFORD, Conn., August 4, 2009 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for second quarter 2009. In addition, the Company reiterated its financial outlook for full year 2009.
EPS from continuing operations were $0.18, net income was $17.2 million, and Normalized EBITDA was $44.0 million. See “Non-GAAP Financial Measures” for a discussion of Normalized EBITDA.
Total revenue for second quarter 2009 was $270.0 million. Excluding the impact of foreign exchange, total revenue decreased 16% year-over-year, principally due to lower revenues from the Company’s Events and Consulting segments. Revenue from the Company’s Research segment declined 1% year-over-year, excluding the impact of foreign exchange.
Gene Hall, Gartner’s chief executive officer, commented, “During the second quarter of 2009, our businesses performed in-line with our expectations. More importantly, many of our key metrics showed sequential improvement. As compared to the first quarter, we increased new business in Research, added significantly more new client enterprises, improved salesforce productivity and saw improvement in the trends that drive wallet retention. These results reflect a stabilizing of the sales environment, the success of our initiatives to improve operational effectiveness and the tremendous value that we provide to IT professionals. Based on these trends, we expect contract value to grow sequentially in the second half of the year, primarily in the fourth quarter, and we expect to quickly resume revenue and earnings growth once global economic activity returns to more normal levels.”
Business Segment Highlights
Research
Revenue for second quarter 2009 was $183.9 million, down 1% year-over-year excluding the impact of foreign exchange. Gross contribution margin improved approximately 2 percentage points year-over-year to 65%.
Contract value was $736.0 million at June 30, 2009. Excluding the impact of foreign exchange, contract value decreased 3% year-over year.
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Client and wallet retention rates for second quarter 2009 were 77% and 86%. Wallet retention excludes the impact of foreign exchange.
Consulting
As previously communicated, the Company entered 2009 and the second quarter with lower Consulting backlog. As a result, revenue for second quarter 2009 was $69.3 million, down 21% year-over-year excluding the impact of foreign exchange. Gross contribution margin was 40%.
Second quarter 2009 utilization was 68% and billable headcount was 459. Backlog was $81.7 million at June 30, 2009.
Events
As part of its previously announced plan to reduce the number of events in 2009 versus 2008, the Company held only 14 events in second quarter 2009 versus 25 in second quarter 2008. This included the elimination of two large Spring Symposium events. These changes negatively impacted year-over-year revenue comparisons for the quarter.
Revenue for the quarter was $16.7 million, down 61% year-over-year excluding the impact of foreign exchange. The 14 events held attracted 5,108 attendees. Gross contribution margin was 33%.
Cash Flow and Balance Sheet Highlights
Gartner generated cash from operations of $47.7 million during second quarter 2009. Capital expenditures were $3.9 million.
During the first half of 2009, the Company deployed its cash principally to repay almost $100 million in debt. As of June 30, 2009, the Company had total debt of $316.5 million and cash of $97.0 million.
Financial Outlook for 2009
Based on its first half 2009 results and current business trends, Gartner reiterated its financial outlook for full year 2009. The Company continues to project 2009 revenue by segment and total revenue as follows. The year-over-year change is presented both as reported and excluding the impact of foreign exchange (FX Neutral):

($ in millions)	2009 Projected Revenue			% Change as Reported			% Change FX Neutral

Research(1)	$737	–	757	(6%)	–	(3%)	(2%)	–	1%
Consulting	265	–	295	(24%)	–	(15%)	(21%)	–	(12%)
Events	98	–	108	(35%)	–	(28%)	(33%)	–	(26%)

Total Revenue	$1,100	–	1,160	(14%)	–	(9%)	(10%)	–	(6%)

(1)	Projected research revenue includes the revenue of the Company’s “Other” category, which was eliminated in first quarter 2009. For 2008, reported “Other” revenue was $8.3 million.
Based on this revenue outlook, Gartner continues to target full year 2009 Normalized EBITDA of $170 to $200 million, EPS from continuing operations of $0.66 to $0.87, cash flow from operations of $100 to $125 million and capital expenditures of $15 to $20 million. Normalized EBITDA excludes a projected $26 to $28 million of pre-tax expense related to SFAS 123(R).

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Conference Call Information
Gartner has scheduled a conference call at 10:00 a.m. ET today, Tuesday, August 4, 2009, to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s web site at http://investor.gartner.com. A replay of the webcast will be available for 90 days following the call.
About Gartner
Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. We deliver the technology-related insight necessary for our clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to technology investors, we are the indispensable partner to 60,000 clients in 10,000 distinct organizations. Through the resources of Gartner Research, Gartner Executive Programs, Gartner Consulting and Gartner Events, we work with every client to research, analyze and interpret the business of IT within the context of their individual role. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A., and has 4,000 associates, including 1,200 research analysts and consultants, and clients in 80 countries. For more information, visit www.gartner.com.
Non-GAAP Financial Measures
Investors are cautioned that normalized EBITDA contained in this press release is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles. This non-GAAP financial measure is provided to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. We believe normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Normalized EBITDA is based on operating income, excluding depreciation, accretion on obligations related to excess facilities, amortization, SFAS 123 (R) expense, and Other charges.
Safe Harbor Statement
Statements contained in this press release regarding the growth and prospects of the business, the Company’s projected 2009 financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to ability to expand or even retain the Company’s customer base; ability to grow or even sustain revenue from individual customers; ability to attract and retain professional staff of research analysts and consultants upon whom the Company is dependent; ability to achieve and effectively manage growth; ability to pay the Company’s debt obligations; ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of

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competitive pressures; ability to carry out the Company’s strategic initiatives and manage associated costs; substantial competition from existing competitors and potential new competitors; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on the Company’s businesses and operations; general economic conditions; and other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission. These filings can be found on Gartner’s Web site at www.gartner.com/investors and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.
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GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2009	2008		2009	2008
Revenues:
Research (a)	$183,919	$198,362	-7%	$371,607	$389,769	-5%
Consulting	69,314	94,607	-27%	139,633	172,725	-19%
Events	16,738	50,970	-67%	32,264	71,544	-55%

Total revenues	269,971	343,939	-22%	543,504	634,038	-14%
Costs and expenses:
Cost of services and product development (a)	117,100	156,478	-25%	233,744	287,079	-19%
Selling, general and administrative (a)	115,367	133,421	-14%	230,931	259,666	-11%
Depreciation	6,338	6,064	5%	12,813	12,573	2%
Amortization of intangibles	405	401	1%	804	815	-1%

Total costs and expenses	239,210	296,364	-19%	478,292	560,133	-15%

Operating income	30,761	47,575	-35%	65,212	73,905	-12%
Interest expense, net	(4,011)	(4,960)	-19%	(8,191)	(9,675)	-15%
Other (expense) income, net	(1,132)	(150)	>100%	(2,378)	373	>100%

Income before income taxes	25,618	42,465	-40%	54,643	64,603	-15%
Provision for income taxes	8,433	12,337	-32%	17,462	19,882	-12%

Income from continuing operations	17,185	30,128	-43%	37,181	44,721	-17%
(Loss) income from discontinued operations, net of taxes (b)	—	(228)	-100%	—	6,723	>100%

Net income	$17,185	$29,900	-43%	$37,181	$51,444	-28%

Income per common share:
Basic:
Income from continuing operations	$0.18	$0.32	-44%	$0.39	$0.46	-15%
Income from discontinued operations	—	—	0%	—	0.07	>100%

Income per share	$0.18	$0.32	-44%	$0.39	$0.53	-26%

Diluted:
Income from continuing operations	$0.18	$0.30	-40%	$0.39	$0.44	-11%
Income from discontinued operations	—	—	0%	—	0.07	>100%

Income per share	$0.18	$0.30	-40%	$0.39	$0.51	-24%

Weighted average shares outstanding:
Basic	94,370	94,845	-1%	94,134	96,317	-2%
Diluted	96,523	98,895	-2%	96,344	100,252	-4%

(a)	The Company eliminated its previously reported “Other” revenue line in the first quarter of 2009. “Other” revenue and related expenses are now being reported in the Research segment.

In addition, certain expenses that were formerly classified as Selling, general and administrative (SG&A) are now presented in Cost of services and product development (COS) and are considered to be expenses of the Research segment.

Corresponding prior period presentations of these revenues and expenses have been reclassified in a consistent manner for comparability purposes.

(b)	2008 includes the results and gain on sale of the Vision Events business, which we sold in February 2008.

BUSINESS SEGMENT DATA (a)
(Dollars in thousands)

		Direct	Gross	Contribution
	Revenue	Expense	Contribution	Margin
Three Months Ended 6/30/09
Research (a)	$183,919	$64,454	$119,465	65%
Consulting	69,314	41,678	27,636	40%
Events	16,738	11,154	5,584	33%

TOTAL	$269,971	$117,286	$152,685	57%

Three Months Ended 6/30/08
Research (a)	$198,362	$73,117	$125,245	63%
Consulting	94,607	54,072	40,535	43%
Events	50,970	28,331	22,639	44%

TOTAL	$343,939	$155,520	$188,419	55%

Six Months Ended 6/30/09
Research (a)	$371,607	$127,411	$244,196	66%
Consulting	139,633	84,977	54,656	39%
Events	32,264	21,897	10,367	32%

TOTAL	$543,504	$234,285	$309,219	57%

Six Months Ended 6/30/08
Research (a)	$389,769	$143,079	$246,690	63%
Consulting	172,725	100,853	71,872	42%
Events (b)	71,544	39,926	31,618	44%

TOTAL	$634,038	$283,858	$350,180	55%

(a)	The Company eliminated its previously reported “Other” revenue line in the first quarter of 2009. “Other” revenue and related expenses are now being reported in the Research segment.

In addition, certain expenses that were formerly classified as Selling, general and administrative (SG&A) are now presented in Cost of services and product development (COS) and are considered to be expenses of the Research segment.

Corresponding prior period presentations of these revenues and expenses have been reclassified in a consistent manner for comparability purposes.

(b)	Excludes the results of the Vision Events business, which we sold in February 2008.

SELECTED STATISTICAL DATA

	June 30,		June 30,
	2009		2008
Research contract value	$735,974	(a)	$794,153	(a)
Research client retention	77%		81%
Research wallet retention (b)	86%		98%
Research client organizations	9,882		10,207
Consulting backlog	$81,727	(a)	$111,300	(a)
Consulting—quarterly utilization	68%		75%
Consulting billable headcount	459		478
Consulting—average annualized revenue per billable headcount	$398	(a)	$489	(a)
Events—number of events for the quarter	14		25
Events—attendees for the quarter	5,108		13,873

(a)	Dollars in thousands.

(b)	Excludes the impact of foreign exchange.

SUPPLEMENTAL INFORMATION
GAAP to Normalized EBITDA Reconciliation
(in thousands)
Reconciliation — GAAP to Normalized EBITDA (1):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net income	$17,185	$29,900	$37,181	$51,444
Interest expense, net	4,011	4,960	8,191	9,675
Other expense (income), net	1,132	150	2,378	(373)
Loss (income) from discontinued operations (2)	—	228	—	(6,723)
Tax provision	8,433	12,337	17,462	19,882

Operating income	$30,761	$47,575	$65,212	$73,905

Normalizing adjustments:
Depreciation, accretion, and amortization	6,922	6,706	13,994	13,883
SFAS No. 123(R) stock compensation expense (3)	6,333	6,424	13,125	13,056

Normalized EBITDA	$44,016	$60,705	$92,331	$100,844

(1)	Normalized EBITDA is based on operating income excluding depreciation, accretion on obligations related to excess facilities, amortization of intangibles, Other charges, and SFAS No. 123(R) expense.

(2)	The six months ended June 30, 2008, includes the gain on sale of the Vision Events business.

(3)	Stock compensation expense represents the cost of stock-based compensation awarded by the Company to its employees under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”).